For Immediate ReleaseContact: AF1 Public Relations

June 27, 2019  702-908-0018

www.growcapitalinc.com

Grow Capital, Inc Signs Exchange Agreement To Acquire Bombshell Technologies

Henderson, NV  — Grow Capital, Inc (OTCPK:GRWC) (GRWC) today announced that it has executed a stock exchange agreement to acquire Bombshell Technologies. The final closing of the transaction is subject only to customary closing conditions, all of which are expected to be satisfied in July 2019.

A letter of intent between the companies was executed in March 2019 and a thorough due diligence review determined Bombshell to be strategically aligned and a smart acquisition for GRWC.

GRWC will acquire 100 percent of the shares of Bombshell Technologies, a premier software development service provider with a focus on the financial services sector. Bombshell Technologies has operations in both Nevada and Louisiana. Bombshell Technologies provides software to several massive financial services organizations and leads the way on innovative industry-specific solutions for sales teams and management.

“This is the first acquisition for GRWC as we expand our niche market,” said CEO Jonathan Bonnette. “Bombshell Technologies has the talent and potential we look for and we’re excited about the future of our investment.”

Grow Capital, Inc will tender shares of its stock for Bombshell Technologies and provide a broad network to help Bombshell gain clients for its suite of software that helps financial services firms manage their practice.

Bombshell’s current software suite delivers customized back office compliance, sophisticated multi-pay commission processing, and revolutionized new client application submission system, along with digital engagement marketing services centric to financial services.

 “Bombshell’s responsiveness, entrepreneurial spirit and culture of service resonated with me. Bombshell stood out from the crowd by establishing a true, ongoing dialogue with clients over product updates, and demonstrating the high-level understanding and clarity of vision of its leadership,” said chairman of GRWC James Olson. “We couldn’t be happier to make them a part of our organization and look forward to their innovative experience with our market strategy moving forward.”

 Learn more about Bombshell Technologies suite of products here: www.bombshelltechnologies.com

About Grow Capital Inc: Grow Capital, Inc is a publicly traded company listed under the symbol GRWC.  Formally Grow Condos, we have announced new leadership, rebranded, relocated our headquarters and have expanded into acquiring and developing the best professional technology and financial services companies.

To be added to the distribution list please email info@growcapitalinc.com with “GRWC” in the subject line.

Forward Looking Statements Disclaimer: This release may contain statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Grow Capital, Inc’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such forward -looking statements include the words ”seek”, “grow” “plan” and other expressions of a forward-looking nature. More information about the potential factors that could affect the business and financial results is and will be included in Grow Capital, Inc’s filings with the OTC Markets, Securities and Exchange Commission and/or posted on the company's website.

###